Exhibit 99.1

Bion Announces New U.S. Patent Provides Stronger Coverage of Third-Gen Technology

October 12, 2020. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of comprehensive livestock waste treatment technology that generates multiple new revenue streams while largely mitigating the environmental impacts of large-scale livestock production, announced that it has received a new U.S. patent that strengthens the coverage of its third generation (3G) technology platform.

Patent No. 10,793,458 was issued by the U.S. Patent and Trademark Office on October 6, 2020. The patent describes the formation of ammonium bicarbonate in Bion’s 3G system from the ammonia, carbon dioxide and water vapor contained in the waste stream, and the further crystallization of that ammonium bicarbonate. Essentially, the patent covers the production of concentrated ammonia (nitrogen) fertilizer products in crystal (solid) form, from a livestock waste stream. The patent significantly strengthens Bion’s IP position, not only by covering current methods, but also by laying a foundation for future development.

Bion’s patented 3G platform was developed to maximize coproduct values, including recovery and production of fertilizers that can be used in organic production. In May 2020, Bion obtained an OMRI Listing from the Organic Materials Review Institute (OMRI) for the first of an intended product line of organic fertilizers that will include both concentrated dried solids and ammonia products that are generated from livestock waste. Bion’s 3G chemical-free non-synthetic technology will produce concentrated ammonia fertilizer products, either as a liquid or as an ammonium bicarbonate solid.

Bion anticipates that a solid ammonium bicarbonate product will maximize the environmental and economic opportunity for both organic farmers and Bion, since it provides readily-available nitrogen that lends itself to precision application; it can be cost effectively transported and stored; and it can be applied either as a side dressing or through an irrigation system, as it is easily water-soluble. Bion believes this product has broad applications in the organic animal feed, lawn and garden, greenhouse and hydroponic markets. In February 2020, Bion was successful in having ammonium bicarbonate approved by the Association of American Plant Food Control Officials (AAPFCO) as a listed fertilizer under their guidelines.

In addition to concentrated ammonia products, Bion has also been developing a dried organic fertilizer coproduct from the ‘leftover’ solids (after ammonia recovery) that will include the stable nitrogen, phosphorus, and other minerals, salts and micro-nutrients. The dried product is also expected to be approved for use as an organic product and has applications in multiple markets, including blenders, and others that produce products for the lawn and garden market. An added benefit of this process would be to increase the water reclaimed from the manure waste stream from 40 to 85 percent. The recovered water can be either further processed to water the herd or stored for crop use.

A dramatic ancillary benefit of Bion’s platform is that the nitrogen it recovers and stabilizes as a high-value fertilizer is the same volatile nitrogen that causes most of the environmental impacts from livestock waste. Approximately half of U.S. crops are fertilized with raw manure. A tremendous amount of volatile nitrogen in the waste escapes to pollute the local and downstream environment, leading to today’s widespread toxic algae blooms, dead zones and contaminated groundwater. By recovering and stabilizing that problem nitrogen, Bion’s process will dramatically reduce nutrient runoff, air emissions and other environmental impacts from the production facilities it serves. Further, by capturing the traditionally wasted nitrogen and redirecting it to precision application, the system simultaneously offsets demand for synthetic fertilizers whose production adds significantly to climate change.

Craig Scott, Bion’s Director of Communications, stated, “We believe a number of key elements are coming together for Bion: recognition of livestock’s environmental impacts; regulatory, investor, and consumer response; policy change; and our own technology development. With today’s growing focus on sustainability in the food supply chain, our comprehensive technology platform can help enable the industry to produce and market premium sustainable and organic corn-fed beef and pork products. We believe this is a unique opportunity and one the consumer and markets are ready for today.

Bion’s final optimization and piloting, which was delayed for six months due to the pandemic shutdown, is scheduled to be completed shortly. Once completed, we will transition to design and installation of our first commercial 3G system, which will demonstrate to both the industry and markets the transformational opportunities open to those who can satisfy today’s consumer preferences, while improving overall production. Strong patent protection of the unique advantages of a concentrated crystal ammonium bicarbonate in the organic fertilizer markets will be an important building block of our opportunity moving forward.”

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Bion’s patented third-generation technology was designed to largely eliminate the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value coproducts and renewable energy that increase revenues. Bion’s 3G Tech platform, coupled with common-sense policy changes to U.S. clean water strategy that are already underway, can provide a pathway to true economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $200 billion livestock industry, the environment, and the consumer. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘anticipate(s)’, ‘will be', ’believe’, ‘expect(s)’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct